Exhibit 10s.1
PROTECTIVE LIFE CORPORATION
ANNUAL INCENTIVE PLAN
(Originally effective January' 1, 2018)
(Amended and Restated as of November 2, 2022)
1.    Purpose.
The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward qualified officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance.
2.    Definitions.
Unless the context requires otherwise, the following terms as used in the Plan shall have the meanings ascribed to each below.
"Board" shall mean the Board of Directors of the Company.
"Committee" shall mean the Compensation and Management Succession Committee of the Board (or such other committee of the Board as the Board may designate from time to time) or any subcommittee thereof.
"Company" shall mean Protective Life Corporation.
"Participant" shall mean each officer or key employee of the Company or a Subsidiary whom the Committee designates as a participant in tire Plan.
"Plan" shall mean the Protective Life Corporation Annual Incentive Plan, as set forth herein and as may be amended from time to time.
"Subsidiary" shall mean (a) any corporation of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation and (b) any other business organization, regardless of form, in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined equity interests in such organization.
3.    Administration.
The Committee shall administer and interpret the Plan. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee shall establish performance objectives in accordance with Section 4 and shall certify whether such performance objectives have been achieved, subject to the Board's approval. Notwithstanding anything else contained herein to tire contrary, the Committee may delegate any and all of its duties and responsibilities (including the selection of Participants) in respect of all Participants other than the “executive officers" (as defined in Rule 405 promulgated by die SEC under the Securities Act of 1933, as amended or such broader group of key employees that the Committee or Board determines to be necessary or appropriate) to a committee of officers comprised of the President and Chief Executive Officer, and any two or more of his or her direct reports, as determined from time to time in his or her sole discretion, bi die event that, at any time any of die aforementioned offices shall be vacant (or the title associated with such position shall be changed), the person performing die duties of such position shall be eligible to serve on such officer's committee.
The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including (without limitation) expenses for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee, or any other person involved in the administration of the Plan, shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.
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4.    Incentive Payments.
(a)    Establishing the Performance Criteria. On or before April 1 of each calendar year during which the Plan is in effect, the Committee shall recommend for approval by the Board the performance objective or objectives that must be satisfied in order for Participants to be eligible to receive an incentive payment for that year. The Committee may establish different performance objectives for different Participants to qualify. The performance objective(s) may state, in terms of an objective formula or standard, the method for computing the amount of the incentive funding eligible for payment to the Participants if the objective(s) are achieved. With respect to any Participant, the Committee may establish multiple performance objectives. If the Committee establishes multiple performance objectives, die Committee shall make clear whether (i) a specified percentage of the annual incentive opportunity will be eligible for funding based on the achievement (in whole or in part) of a specified objective, (ii) funding of any amount is contingent upon achievement (in whole or in part) of more than one such criteria, or (iii) the amount funded upon the achievement of one objective may be reduced or increased based either on the level of achievement of a different objective or at the discretion of the Committee or authorized division or business unit manager.
(b)    Available Performance Criteria. Any performance objectives established under Section 4(a) shall be related to one of the following criteria, which may be determined solely by reference to the performance of the Company or a Subsidiary or a division or business unit or based on comparative performance relative to other companies: net income; operating income; book value; embedded value or economic value added; return on equity, assets or invested capital; assets, sales or revenues or growth in assets, sales or revenues; efficiency or expense management; capital adequacy (including risk-based capital); investment returns or asset quality; completion of acquisitions, financings, or similar transactions; customer Service metrics; the value of new business or sales; or such other reasonable criteria as the Committee may recommend and the Board may approve.
(c)    Amount Payable.
The Committee shall establish a target amount for each Participant. Each Participant’s targeted amount may be aggregated to create a pool to be allocated in the sole discretion of the Committee. The Committee may establish the pool in respect of any performance objective based on the extent to which such objective (or such objective and any other linked performance objective) is met or exceeded, or the extent to which such objective(s) are only partially achieved. The Committee may provide that amounts below or in excess of the aggregate of all Participant targets for such performance objective will be funded for performance in excess of, or at stated levels below, targeted performance. The Committee may establish a threshold level of achievement for any performance objective below which no amount shall be funded in respect of such performance objective.
The Committee may, in its discretion, allocate the pool among divisions or business units. The authorized manager of each division or business unit, shall then (i) make individual determinations regarding the contribution of each Participant in his or her respective division or business unit to the achievement of the overall stated performance objectives, and (ii) recommend, for approval by the Committee, the amount payable, if any, from such division or business unit allocation to each such Participant.
Any other provision in the Plan to the contrary notwithstanding, (i) the Committee shall have tile right, in its sole discretion, to pay to any Participant an annual incentive payment for such year in an amount based on individual performance or any other criteria or the occurrence of any such event that tile Committee shall deem appropriate, and (ii) the Committee may, in its sole discretion, provide for a minimum incentive payment to any or all, or any class of, Participants in respect of any calendar year, regardless of whether any applicable performance objectives are attained.
In connection with its determination as to the extent to which any performance objective or criteria has been satisfied, the Committee has full discretion to adjust the calculation of any performance objective or criteria or otherwise adjust tile objectives or criteria applicable to an annual incentive payment, including, without limitation, to recognize special or nonrecurring situations or circumstances for the Company or any other Subsidiary, corporation or entity (including, without limitation, changes in accounting principles) for the applicable year or any portion thereof; provided, however, if the Committee exercises such discretion, then, to the extent necessary to
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comply with Code Section 409A, any outstanding performance-based deferral election shall be invalidated and no new performance-based deferral election shall be permitted with respect to such annual incentive payment.
(d)    Effect of Termination of Employment. Except as provided to the following sentence, unless the Committee shall determine to authorize a payment, no amount shall be payable to a Participant as an annual incentive award unless tile Participant is still an employee of the Company or one of its Subsidiaries on the date payment is made or such earlier date as the Committee may specify. Unless tile Committee shall otherwise determine to pay the Participant a greater amount, if a Participant’s employment terminates due to death, disability (as determined in accordance with generally applicable Company policies) or, if after at least five (5) months of employment service to the Company during such year, due to normal or early retirement under the terms of the qualified Protective Life Corporation Pension Plan, such Participant shall receive an annual incentive payment equal to the amount the Participant would have received if die Participant had remained employed through the end of the year, multiplied by a fraction, the numerator of which is the number of days that elapsed during the year in which the termination occurs before and including the date of the Participant's termination of employment and the denominator of which is 365. Notwithstanding anything herein to the contrary, no such Participant shall be eligible to receive an annual incentive payment for such year if such Participant is subject to a reduction in force or the recipient of severance from die Company.
5.    Payment.
Payment of any incentive payment determined under Section 4 shall be made to each Participant (subject to any valid deferral election made by the Participant) as soon as practicable after the Committee certifies that the applicable performance objectives have been achieved (or, in the case of any incentive payment payable under the final paragraph of Section 4(c), after the Committee determines tile amount of any' such payment or that air/- condition to such payment has been satisfied), but to no event later than the March 15 immediately following the calendar year during which such incentive payment was earned. The provisions of this Section 5 shall be administered so that the Plan is not a plan of deferred compensation as provided in Section 409A of the Internal Revenue Code of 1986, as amended.
6.    General Provisions.
(a)    Effectiveness of the Plan. The Plan was originally effective with respect to the calendar year beginning January I, 2018, and shall continue in effect until otherwise amended or terminated in accordance with Section 6(b).
(b)    Amendment and Termination. Upon the recommendation of the Committee, tile Board may at any time amend, suspend, discontinue or terminate the Plan; provided that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant with respect to any calendar year that has already commenced; provided, further, that the exercise by the Committee of its authority under the final paragraph of Section 4(c) shall not constitute an amendment and shall not require the consent of the Participant even where such an adjustment may have an unfavorable impact with respect to a calendar year that has already commenced.
(c)    Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments that may be made after the Participant's death. Such designation may be changed or canceled at any time without the consent of any' such beneficiary. Any such designation, change or cancellation must be made on a form or in a manner approved by or acceptable to the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the payment shall be made to such beneficiaries in equal shares, unless the Participant has designated otherwise.
(d)    No Right of Continued Employment. Nothing in the Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or its Subsidiaries.
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(e)    No Limitation to Corporate Action. Nothing in the Plan shall preclude the Company from authorizing the payment to the eligible employees of other compensation, including (without limitation) base salaries, awards under any other plan of the Company or its Subsidiaries, any other incentive payments or bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.
(g)    Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under the Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.
(h)    Withholding. Any amount payable to a Participant or a beneficiary under the Plan shall be subject to any applicable federal, state and local income and employment taxes and any other amounts that the Company or a Subsidiary is required by law to deduct and withhold from such payment.
(i)    Recoupment of Mistaken Payment. Notwithstanding anything to the contrary contained herein, if a Participant receives any amount in excess of what the Participant should have received for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), then such Participant shall be required to immediately repay any such excess amount to the Company upon written demand from the Company.
(j)    Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though tile unenforceable provision were not contained in the Plan.
(k)    Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws,
(l)    Headings. Headings are inserted in the Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
(signature page follows)
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